EXHIBIT 11.1

                        HI-RISE RECYCLING SYSTEMS, INC.
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                      FOR THE THREE AND NINE MONTHS ENDED
                          SEPTEMBER 30, 1997 AND 1998


                                                  THREE MONTHS      THREE MONTHS       NINE MONTHS       NINE MONTHS
                                                     ENDED             ENDED              ENDED             ENDED
                                                  SEPTEMBER 30,     SEPTEMBER 30,      SEPTEMBER 30,     SEPTEMBER 30,
                                                     1997              1998               1997              1998
                                                  ----------        -----------        ----------        -----------
Net income (loss)                                 $   29,618        $   867,629        $ (142,360)       $ 2,076,923

Weighted average shares outstanding                6,315,298          9,201,870         6,309,222          9,097,708

Basic income (loss) per share                     $     0.00        $      0.09        $    (0.02)       $      0.23

Diluted Calculation:

Net income (loss)                                 $   29,618        $   867,629        $ (142,360)       $ 2,076,925

Weighted average shares outstanding                6,315,298          9,201,870         6,309,222          8,190,908

Diluted effect of common stock equivalents           696,547          3,679,644                --          3,848,525

Diluted weighted average shares
 outstanding and common stock equivalents          6,315,298         13,115,955         6,309,222         12,923,933

Diluted income (loss) per share                   $     0.00        $      0.07        $    (0.02)       $      0.16
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The effect of 1,310,111 shares of potential common stock were anti-dilutive for the nine months ended September 30, 1997.